COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER MUNICIPAL BOND FUND CLASS A SHARES AND
THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                         DREYFUS
                         PREMIER
              LEHMAN    MUNICIPAL
             BROTHERS     BOND
  PERIOD    MUNICIPAL     FUND
               BOND     (CLASS A
             INDEX *     SHARES)

  4/30/90    10,000      9,551
  4/30/91    11,149      10,710
  4/30/92    12,209      11,897
  4/30/93    13,754      13,534
  4/30/94    14,051      13,784
  4/30/95    14,985      14,710
  4/30/96    16,177      15,605
  4/30/97    17,249      16,858
  4/30/98    18,853      18,631
  4/30/99    20,163      19,369
  4/30/00    19,978      18,398


* Source: Lipper Analytical Services, Inc.